EXHIBIT "99.1"

NEWS RELEASE	Contact:
FOR IMMEDIATE RELEASE	New Concept Energy Inc. Investor Relations Gene Bertcher, (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Reports First Quarter 2018 Results

Dallas (May 15, 2018) – New Concept Energy, Inc. (NYSE MKT: GBR), (the "Company" or "NCE") a Dallas-based oil and gas company, today reported a net loss from continuing operations for the three months ended March 31, 2018 of $134,000 or ($0.07) per share, compared to net loss from continuing operations of $172,000 or ($0.09) per share for the three months ended March 31, 2017.

The Company reported a net loss of $134,000 for three months ended March 31, 2018, as compared to net loss of $159,000 for the similar period in 2017.

For the three months ended March 31, 2018, the Company recorded oil and gas revenues of $204,000 as compared to $195,000 for the comparable period of 2017.

For the three months ended March 31, 2018, the Company recorded oil and gas operating expenses of $275,000 as compared to $256,000 for the comparable period of 2017. The increase was due to overall increase in general operating expenses.

For the three months ended March 31, 2018, corporate general & administrative expenses were $75,000 as compared to $100,000 for the comparable periods in 2016. The decrease was due to a decrease in payroll expenses of $23,000 as well as other administrative costs.

Contact: New Concept Energy, Inc.
Gene Bertcher, (800) 400-6407
info@newconceptenergy.com

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	March 31, 2018	December 31, 2017
Assets		
Current assets		
Cash and cash equivalents	$ 397	$ 419
Accounts receivable from oil and gas sales	58	67
Current portion note receivable	47	36
Total current assets	502	522
Oil and natural gas properties (full cost accounting method)		
Proved developed and undeveloped oil and gas properties, net of depletion	2,669	2,721
Property and equipment, net of depreciation		
Land, buildings and equipment - oil and gas operations	647	661
Note Receivable	278	301
Total assets	$ 4,096	$ 4,205

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - CONTINUED
(amounts in thousands, except share amounts)

	March 31, 2018	December 31, 2017
Liabilities and stockholders' equity		
Current liabilities		
Accounts payable - (including $433 and $412 due to related parties in 2018 and 2017)	$ 464	$ 446
Accrued expenses	58	29
Current portion of long term debt	68	81
Total current liabilities	590	556
Long-term debt		
Notes payable less current portion	234	243
Asset retirement obligation	2,770	2,770
Total liabilities	3,594	3,569
Stockholders' equity		
Preferred stock, Series B	1	1
Common stock, $.01 par value; authorized, 100,000,000 shares; issued and outstanding, 2,036,935 shares at March 31, 2018 and December 31, 2017	21	21
Additional paid-in capital	59,000	59,000
Accumulated deficit	(58,520)	(58,386)
Total shareholders' equity	502	636
Total liabilities & equity	$ 4,096	$ 4,205

NEW CONCEPT ENERGY, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(amounts in thousands, except per share data)

	For the Three Months ended March 31,	
	2018	**2017**
Revenue		
Oil and gas operations, net of royalties	$ 204	$ 195
Total Revenues	204	195
Operating expenses		
Oil and gas operations	275	256
Corporate general and administrative	75	100
Total Operating Expenses	350	356
Operating earnings (loss)	(146)	(161)
Other income (expense)		
Interest income	7	4
Interest expense	(6)	(7)
Other income (expense), net	11	(8)
Expense	12	(11)
Earnings (loss) from continuing operations	(134)	(172)
Earnings from discontinued operations	0	13
Net income (loss) applicable to common shares	$ (134)	$ (159)
Net (loss) per common share from continuing operations	$ (0.07)	$ (0.09)
Net income per common share from discontinued operations	$ -	$ 0.01
Net income (loss) per common share-basic and diluted	$ (0.07)	$ (0.08)
Weighted average common and equivalent shares outstanding - basic	2,037	1,947